HomeStreet Appoints Nancy Pellegrino To Board of Directors
Ms. Pellegrino brings more than 30 years of wealth management and private banking experience to her role on the board
SEATTLE - (October 29, 2019) - HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, today announced that it has appointed Nancy Pellegrino to the board of directors for both HomeStreet and HomeStreet Bank.
Ms. Pellegrino brings a 30-year career in the wealth management and private banking industry, which encompasses executive leadership roles at four top tier global and national banks. She has led divisions in large corporate environments, launched bank wealth management businesses in expansion markets, and has held leadership roles in corporate and non-profit boardrooms for many years. She served as a President and Regional Executive of BNY Mellon Wealth Management from August 2000 through July 2010, and as a Managing Director and Regional CEO for Citi Private Bank from then until October 2013, and served on the Board of Directors of Puget Sound Bank from September 2014 through January 2018. In addition to her strong background in wealth management and private banking, she is also an active speaker, mentor, and advocate for diversity in the boardroom, and since 2016 has been drawing on her extensive experience to provide consulting services for individuals, teams and organizations in wealth management, banking and other sectors through Pellegrino Advisory Services, LLC.
“We are pleased to welcome Nancy to our Board of Directors at this important next stage of our evolution as a business," said Donald R. Voss, Lead Independent Director of HomeStreet. “As a highly respected and seasoned banker with valuable experience, we look forward to Nancy’s engagement and assistance in guiding our strategy of becoming a leading West Coast regional bank.”
"I am excited about joining HomeStreet’s Board of Directors," stated Nancy Pellegrino. "I have dedicated my career to the wealth management and private banking, advising executives on growth strategies, go-to-market messaging, building sustainable connections, and optimizing people resources. I look forward to bringing this, along with almost two decades of board experience to the Board of HomeStreet.”
Nancy is a member of Women Corporate Directors and the National Association of Corporate Directors, a member of the Fred Hutch Cancer Research Center Board of Ambassadors, a member of the Seattle World Trade Center Board of Governors, and in 2009 was named a “Woman of Influence” by the Puget Sound Business Journal.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq: HMST) (the “Company”) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.
Contacts:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

or

Media Relations:
Barokas Communications for HomeStreet
HomeStreetBank@barokas.com